Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Corcept Therapeutics Incorporated for the registration of up to $100,000,000 in the aggregate of debt securities, preferred stock, common stock, equity warrants and debt warrants and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the financial statements of Corcept Therapeutics Incorporated included in its Annual Report (Form 10-K/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 18, 2010